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                                                                   EXHIBIT 10.17

                           EMPLOYMENT LETTER AGREEMENT

April 9, 2001

Ms. Sheena Wilson
SWW Senior Vice President, Human Resources


Dear Sheena:

This letter confirms our mutual understanding regarding certain provisions of your Assignment Letter dated October 15, 1999.

The Company and you wish to continue your assignment to the Baltimore headquarters but you will now report directly to James Lynch, Chief Executive Officer, rather than Gar Richlin who resigned from the Company effective April 1, 2001. This letter confirms our mutual agreement that the change in your direct reporting relationship from Gar Richlin to James Lynch does not represent a decision by SITEL to terminate your assignment, but that until May 31, 2001, you may elect at your sole discretion to terminate your assignment to the Baltimore headquarters; in such event, such termination by you (if not preceded or accompanied by a termination for gross misconduct) will, for purposes of your Assignment Letter, represents a decision by SITEL to terminate your assignment and not a voluntary resignation by you. The paragraph captioned "Direct Report Relationship" and the sixth paragraph under the caption "Terms of Employment" of your Assignment Letter are modified accordingly.

As to the first paragraph under the caption "Other Benefits" of your Assignment Letter, specifying SITEL's obligation to pay house-closing costs associated with your purchase of a home in the USA or, in lieu thereof, pay a cash allowance (not to exceed a net payment of US$20,000), any portion of such obligation which has not been satisfied as of the date of your last day of active employment with SITEL shall be paid in full to you on that date.

Except as modified above, your Assignment Letter dated October 15, 1999 is confirmed as being in full force and effect according to its original terms.

Sincerely,

/s/ James F. Lynch
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James F. Lynch
Chief Executive Officer
For the Company

Agreed:

/s/ Sheena Wilson
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Sheena Wilson
Date:  April 9, 2001

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15/10/99

Sheena Wilson
SVP HR, SITEL Worldwide


Dear Sheena

This confirms our discussions about the terms of your international assignment to the Baltimore headquarters of SITEL Corporation (SITEL), following your return from assignment to SITEL UK, on 1st July 1999. This letter supersedes your original assignment letter dated 23rd June 1998.

TITLE: Senior Vice President, HR, SWW

DIRECT REPORT RELATIONSHIP: Gar Richlin, COO and CFO, SITEL Corporation

SALARY: US$150,000

BONUS: Target 60% of base salary annually, tied 50% to SITEL's achievement of the Corporation's annual EPS results, and 50% to achievement of personal goals agreed between us annually. SITEL reserves the right to amend the structure (other than to reduce the material value) of this Bonus plan on an annual basis.

ASSIGNMENT PERIOD: 4 years from 1st July 1999, with an option to extend.

RELOCATION BENEFITS

REMOVAL AND TRANSPORTATION OF HOUSEHOLD GOODS:

N/A

TRAVEL:

N/A

HOUSING IN BALTIMORE:

You are responsible for payment of your own housing costs in Baltimore, other than as specified in the following paragraphs.

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OTHER BENEFITS:

o SITEL re-confirms per your original assignment letter that the company will pay all house-closing costs associated with your purchase of a home in the USA, which was deferred in 1999 to 2000, due to your assignment in the UK. Should you subsequently decide not to purchase a house in the USA during your assignment, and continue to rent, SITEL will pay you an amount in lieu of these house closing costs (not to exceed a net payment of US$20,000) to enable you to use this cash as a housing allowance. You will make a decision on this by 31st May 2000 when the lease on your current apartment in Baltimore which you pay for yourself, is due for renewal.

o SITEL will cover the legal and other costs associated with your application for a USA Green Card, with immediate effect.

o SITEL will reimburse you for personal Tax advice from our external Ex-Pat Tax advisors (Deloitte and Touche) each year of your assignment, with such fees not to exceed $1,500 annually.

o By prior agreement, your $10,000 "dislocation" allowance due in August 1998 following your transfer from Australia to Baltimore, was re-allocated towards the cost of housing rental in London during your assignment there in 1998/1999, and is no longer applicable.

TERMS OF EMPLOYMENT:

Upon completion of your assignment or in the event that your US Visa is revoked at any point during the term of the assignment, you and your husband will be repatriated at SITEL's expense to Australia (or Europe if you prefer) including removal and transportation of your household goods and effects to take up a new assignment.

Should your assignment be completed or terminated early by SITEL for any reason, other than for gross misconduct, SITEL will ensure that you are repatriated at SITEL's expense, and that you are not left with any outstanding lease payments (housing or car) incurred in the USA as a direct result of your assignment here.

SITEL will pay a temporary living allowance for up to 30 days (approved hotel and car rental) upon your repatriation to Australia (or Europe) as necessary - either at the end of the assignment, or earlier should that circumstance arise in line with the above paragraphs.

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Should you resign voluntarily from SITEL Corporation during this assignment, then you shall be responsible for yours and your husband's repatriation expenses in full, and for covering any lease payments incurred by you in respect to this international assignment.

At whatever point your assignment is ended by SITEL, either upon completion of the term or earlier, for any reason other than gross misconduct, SITEL will make every effort to ensure your return assignment is commensurate with your current position and you will be guaranteed such a position, or such other position as agreed jointly between us. In the event an appropriate position is not available, SITEL agrees to pay you your then base salary (adjusted for your repatriation to either Australia or Europe) for the period commencing with your return and for twelve months following your return to your home country. SITEL expects that you will not unreasonably refuse any position on your return, which is scoped commensurate with your current position in terms of compensation, level of seniority and responsibility. SITEL will provide a minimum of 30 days written notice of your new position on repatriation. In the event there is no commensurate position to return to (as defined above), SITEL will provide 30 days written notice of this fact, while you are still employed in Baltimore. This is to ensure you have reasonable time to pack up in readiness to leave the USA while still employed by SITEL, without risk to your Visa/work permit status. In the event of its decision to terminate your assignment to Baltimore early and on the basis there is no position in your home country commensurate with your Baltimore position SITEL will also provide you with 30 days notice of terminate. This 30 days notice of termination is understood to be additional to the twelve months severance provision, noted earlier in this paragraph.

In connection with the preceding paragraph it is understood that if during the period of this assignment there is a change in your title, and/or a change in your authority, and/or role or responsibilities, and/or change in your principal office location, and/or a change in your direct reporting relationship, that is not agreed by mutual consent, then that will represent a decision by SITEL to terminate your assignment. Under no circumstances can there be deemed to be an employment resignation on your part, in any such circumstances.

During the period of your assignment in the USA you will be entitled to 20 days paid holiday per calendar year (pro-rata) and will be entitled to USA Public Holidays.

You will be entitled to take up all SITEL Worldwide Benefits applicable at an Executive level on their usual terms - details are available in Baltimore.

Your assignment to the USA is contingent upon your US Entry and Work Visa remaining in force.

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The above terms, unless otherwise noted, apply to the period of your assignment to Baltimore. Upon your repatriation to Australia (or Europe), any specific terms associated with living overseas on assignment, including housing allowances, travel allowances, school fees, etc., unless separately negotiated at the time of repatriation, will not form part of your contract of employment upon your reassignment.

Please confirm your understanding and agreement by signing and returning a copy of this letter to me as soon as possible.

Yours sincerely

/s/ Gar Richlin
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Gar Richlin
Chief Operating Officer

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Offer Accepted:  /s/ Sheena Wilson      Date:  15 October 1999
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Sheena Wilson

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